Item 77Q-1

ARTICLES OF AMENDMENT
of
DWS GLOBAL COMMODITIES STOCK FUND, INC.
This Amendment to the Articles of Incorporation of DWS
Global Commodities Stock Fund, Inc., a Maryland corporation, is effective as of March 31, 2010.

FIRST:   Article Second of the Charter of the Corporation is
hereby amended to read as follows:
"ARTICLE II
NAME
The name of the corporation is DWS Enhanced Commodity
Strategy Fund, Inc. (the "Corporation")."

SECOND: A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held on January 13, 2010, adopted resolutions approving the amendment of the Charter of the Corporation as described above. The amendments are limited to changes expressly authorized by Section 2-605 of the Maryland General
Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall become effective as of 9:00 a.m. on March 31, 2010.


E:\Electronic Working Files\NSAR\2010\6-30-10\DWS Enhanced Commodity Strategy Fund, Inc\03-Exhibits\Item 77Q-1 Articles Of Amendment.Doc